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                                                                       EXHIBIT 5


              [Letterhead of Luse Lehman Gorman Pomerenk & Schick]


                                                                  (202) 274-2008

February 4, 1998

The Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York 11201

                 RE:      BROOKLYN HEIGHTS BANCORP
                          COMMON STOCK PAR VALUE $1.00 PER SHARE

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Brooklyn Heights Bancorp (the "Company") Common Stock, par value $1.00 per share ("Common Stock"). We have reviewed the Company's proposed Federal Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 and the incorporation of Brooklyn Heights Bancorp as a federal corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         We hereby consent to our firm being referenced under the caption "Legal Opinions."

                                  Very truly yours,

                                  LUSE LEHMAN GORMAN POMERENK & SCHICK
                                  A PROFESSIONAL CORPORATION



                                  By:      /s/ ALAN SCHICK
                                           --------------------------
                                           Alan Schick, Esq.